Exhibit 3.7

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                           PURSUANT TO REORGANIZATION

                                       OF

                            STEAKHOUSE PARTNERS, INC.


        Steakhouse Partners, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Delaware Law"), does hereby certify:

        1. That the present name of the Corporation is Steakhouse Partners, Inc. The name under which the Corporation was originally incorporated is Texas Loosey's Steakhouse & Saloon, Inc. and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is June 3, 1996.

        2. That the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate") as set forth below was duly adopted in accordance with the provisions of Section 303 of the Delaware Law.

        3. That the certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

               "FIRST: The name of the Corporation is Steakhouse Partners, Inc. (the "Corporation").

               SECOND: The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent in charge thereof is The Corporation Trust Company, located at the same address listed above.

               THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware Law as set forth in Title 8 thereof.

               FOURTH: The Corporation is authorized to issue two classes of shares of stock, designated "Common Stock" and "Preferred Stock", respectively, each of which shall have a par value of one tenth of one cent ($.001) per share. The total number of shares which the Corporation is authorized to issue is twenty million (20,000,000) shares of stock, of which fifteen million (15,000,000) shares will be shares of Common Stock and five million (5,000,000) shares will be designated as shares of Preferred Stock.

               A. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in

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series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

               B. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) the voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights (provided that the Corporation shall not issue any nonvoting equity securities); (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative or participating rights, preferences and limitations of that series.

               C. Subject to the express terms of any other series of Preferred Stock outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respect from time to time before issuing the shares any terms, rights, restrictions and qualification of the shares.

               FIFTH: The following provisions are inserted for the management of the business and conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

               A. All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate or by the Bylaws) shall be vested in and exercised by the Board of Directors.

               B. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation's Bylaws.

               C. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law or (iv) for any


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

transaction from which the director derived an improper personal benefit. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Paragraph (7) of Subsection
(b) of Section 102 of the Delaware Law. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

               D. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware Law, this Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

               SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

               SEVENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

               EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."

        4. That this Certificate is to become effective immediately upon filing.

        5. That a plan of reorganization of the Corporation entitled First Amended and Joint Plan of Reorganization, as modified, of the Debtors (as defined therein, including the Corporation) filed with the United States Bankruptcy Court for the Central District of California, Riverside Division, on November 10, 2003, having been filed pursuant to Chapter 11 of Title 11 of the United States Code in a case entitled In re Steakhouse Partners, Inc., et al. (Case No. RS 02-12648 MG) under the United States Bankruptcy Code (the "Case") and confirmed by an order dated December 19, 2003 by the United States Bankruptcy Court for the Central District of California, Riverside Division, a court having jurisdiction over the Case (the "Order"), and such Order providing for the making and filing of this Certificate.


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

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this ____ day of March, 2004.


                                          STEAKHOUSE PARTNERS, INC.



                                          By:
                                             ----------------------------------
                                          Name:  A. Stone Douglass
                                          Title:   Chief Executive Officer
                                                   and President